EXHIBIT 10.21

               NINE WEST GROUP INC. FIRST AMENDED AND RESTATED
                              INCENTIVE BONUS PLAN



          This is the Nine West Group Inc. First Amended and Restated Incentive Bonus Plan (the "Plan"), as approved by the Board of Directors (the "Board") of Nine West Group Inc. (together with its subsidiaries, the "Company"), for the awarding of bonus compensation to designated employees of the Company.

     1.   DEFINITIONS

          As used in the Plan, the following terms have the following meanings:

"Bonus" shall mean any compensation awarded under the Plan (including, without limitation, a Performance-Based Bonus).

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated thereunder.

"Committee" shall mean the Compensation Committee of the Board.

"Common Stock" shall mean the common stock, $.01 par value per share, of the Company.

"Outside Directors" shall have the meaning ascribed to it in Section 162(m) of the Code.

"Participant" shall have the meaning ascribed to it in Section 4 hereof.

"Performance-Based Bonuses" shall mean a bonus that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code.

"Permanent and Total Disability" shall have the meaning ascribed to it in
Section 22(e)(3) of the Code; provided that the Committee shall in its sole discretion determine whether the requirements of such Section are met.

"Plan Year" shall mean the fiscal year of the Company.

     2.   OBJECTIVE

          The objective of the Plan is to attract, retain and motivate employees of the Company.

     3.   ADMINISTRATION

          The Plan will be administered by the Committee. The Committee will consist of at least two Outside Directors. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for awarding Bonuses and to make all other determinations necessary or advisable for the administration of the Plan. Notwithstanding the foregoing, the Committee will administer the Plan with respect to Performance-Based Bonuses in accordance with Section 162(m) of the Code.

     4.   PARTICIPATION

          Participation in the Plan in any Plan Year will be limited to officers and certain other employees of the Company selected by the Committee in its sole discretion (collectively, the "Participants"). Notwithstanding the foregoing, Performance-Based Bonuses will be granted only to key employees designated by the Committee in its sole discretion.

     5.   PERFORMANCE GOALS

          (a) Performance-Based Bonuses awarded pursuant to the Plan will be determined in the manner set forth in this Section 5, and as otherwise set forth in the Plan. Prior to the 90th day of a Plan Year, the Committee will establish in writing the amount of Bonus (expressed as a percentage of a Participant's weighted average base salary during the Plan Year) payable to each Participant to the extent that the performance-based goals set forth below are met for such Plan Year. The performance-based goals are to be based upon one or more of the following factors: net sales, pretax income before allocation of corporate overhead and bonus, budget, earnings per share, net income, division, group or corporate financial goals, return on stockholders' equity, return on assets, attainment of strategic and operational initiatives, appreciation in and/or maintenance of the price of Common Stock or any other publicly-traded securities of the Company, market share, gross profits, earnings before interest and taxes, earnings before interest, taxes, dividends and amortization, economic value-added models and comparisons with various stock market indices. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization or other similar corporate change, any of the foregoing performance-based goals that are based on such Common Stock will be appropriately adjusted by the Committee.

          (b) Bonuses that are not Performance-Based Bonuses may be awarded pursuant to the attainment of certain financial goals and other discretionary factors.

     6.   MAXIMUM

          The maximum Performance-Based Bonus that may be awarded to a Participant with respect to a given Plan Year shall be $2,500,000.

     7.   TIMING OF PAYMENT

          Bonuses will be paid following (i) the ascertainment by the Company of its financial results for a fiscal year and (ii) written certification from the Committee, with respect to Performance-Based Bonuses, that the goals described in Section 5 hereof have been met.

     8.   MISCELLANEOUS

          (a) AMENDMENT AND TERMINATION OF THE PLAN. The Committee, with the approval of the Board, may amend, modify or terminate this Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a Bonus for a Plan Year that has already ended.

          (b) NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any Participant or beneficiary under the Plan shall be subject in any manner to any claims of any creditor of any Participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take or enforce any such action shall be null and void.

          (c) NO RIGHT TO EMPLOYMENT. Nothing contained in the Plan shall (i) give any Participant the express or implied right to be retained in the employment of the Company or its affiliates or (ii) affect the right of the Company or its affiliates to terminate the employment of such Participant.

          (d) BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary in its sole discretion for a Participant to designate a beneficiary to whom any amounts would be payable in the event of the Participant's death.

          (e)  COMMUNICATIONS.

               (i) All notices and communications to the Committee in connection with the Plan shall be in writing, shall be delivered by first class mail, by courier or by hand, shall be addressed to the Committee and shall be deemed to have been given and delivered only upon actual receipt thereof by the Committee. All notices and communications from the Committee to Participants or beneficiaries which the Committee deems necessary in connection with the Plan shall be in writing and shall be delivered to the Participant or beneficiary or other person at the person's address last appearing on the records of the Company.

               (ii) Each participant shall file with the Committee such pertinent information concerning the Participant or the Participant's beneficiary as is required by the Committee.

          (f) APPLICABLE LAW. The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the choice-of-law principles of such state.

          (g) EFFECTIVENESS. The Plan, as amended and restated, shall be submitted for approval by the stockholders of the Company at the Annual Meeting of Stockholders in 1996 and, if so approved, shall be effective as of the fiscal year beginning on February 4, 1996. If the stockholders do not approve the amendments to the Plan, such amendments, and any actions taken conditioned on such approval or in reliance on the amendments shall be void and of no effect.